UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C., 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): March 29, 2008

CONSTAR INTERNATIONAL INC.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 000-16496

Delaware	13-1889304
(State or Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One Crown Way

Philadelphia, PA 19154-4599

(Address of Principal Executive Offices, Including Zip Code)

215.552.3700

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 2.02 Results of Operation and Financial Condition

On March 31, 2008, Constar International Inc. (the “Company”) announced its financial results for the quarter and year ended December 31, 2007. The full text of the press release issued in connection with the announcement is furnished as Exhibit 99.1 to this Current Report on Form 8-K. In addition, on March 29, 2008, the Company determined that it was necessary to restate the Company’s consolidated financial statements for the year ended December 31, 2006 and the first, second and third quarters of 2007 and 2006 to correct errors in such financial statements. Accordingly, the information contained in Item 4.02 of this Current Report on Form 8-K is incorporated herein by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed to be filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

On March 29, 2008, the Audit Committee of the Company’s Board of Directors determined that it was necessary to restate the Company’s consolidated financial statements for the year ended December 31, 2006 appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and the consolidated interim financial statements for both 2007 and 2006 appearing in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 in order to correct errors in such financial statements. Accordingly, the Company’s consolidated financial statements previously filed for those periods should no longer be relied upon. The errors pertain to non-cash items.

In connection with preparing its 2007 financial statements, the Company discovered errors related to: (i) the improper capitalization of certain property, plant and equipment acquired in 2003 and prior periods; (ii) an understatement of depreciation expense for certain property, plant and equipment acquired in 2003 and prior periods and (iii) improperly accounting for landlord incentives which understated current liabilities and property, plant and equipment. In addition, the Company corrected the classification within stockholders’ deficit for the recording of a previously disclosed error in recording a deferred tax asset valuation allowance related to a minimum pension liability.

The Company’s restatement of prior period financial statements also includes adjustments for other previously identified errors that the Company corrected in 2007 or 2006, the periods in which they became known rather than in the periods in which they originated, because the amounts of such errors, individually and in the aggregate, were not material to the Company’s financial statements for the affected periods. In this restatement, the Company is recording those corrections in the periods in which each error originated. Such adjustments primarily relate to (i) reducing an overstatement of pension expense related to a foreign benefit plan, (ii) establishing a liability for the portion of an advanced payment received prior to 2002, which represents the contractually agreed upon minimum purchase commitment, (iii) the understatement of accrued interest expense at December 31, 2006, and (iv) reversing depreciation expense for a facility exited in 2004.

The impact of the foregoing items was to reduce previously reported net loss for the year ended December 31, 2006 by $1.8 million. Previously reported net loss for the three months ended March 31, 2006 was increased by $0.2 million, and previously reported net loss for the six and nine months ended June 30, 2006 and September 30, 2006 was reduced by $2.0 million and $1.8 million, respectively. The impact of the restatement on periods prior to January 1, 2006 is reflected as an increase of $3.1 million to beginning accumulated deficit and an increase of $3.4 million to beginning accumulated other comprehensive loss.

The foregoing description is not a complete summary of the restated financial statements. The restated financial statements for the year ended December 31, 2006 will be filed shortly in the Company’s 2007 Annual Report on Form 10-K. The restated financial statements for the first, second and third quarters of 2007 and 2006 will be filed by amendments to the Company’s 2007 Quarterly Reports on Form 10-Q as soon as practicable. You are urged to read the full text of all the restated financial statements.

The Company’s management and the Audit Committee of the Company’s Board of Directors have discussed these matters with PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm.

In light of the restatement, the Company concluded that a material weakness existed at December 31, 2007 in the design and operation of internal controls relating to accounting for property, plant and equipment and related depreciation expense. As a result, the Company did not maintain effective internal control over financial reporting at December 31, 2007.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibit relating to Item 2.02 shall be deemed to be furnished, and not filed:

99.1	Press release

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTAR INTERNATIONAL INC.

Date: March 31, 2008	By:	/s/ Walter S. Sobon
Walter S. Sobon
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release